EXHIBIT 4.3

                                 AMENDMENT NO. 1
                               TO RIGHTS AGREEMENT


            Amendment, dated as of April 1, 2003 (the "Amendment"), between COSI, Inc., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER AND TRUST COMPANY (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of November 21, 2002 (the "Rights Agreement");

            WHEREAS, the Company desires to amend the Rights Agreement to include Ziff Investors Partnership, L.P. II as an Exempt Person, as defined in
Section 1(a) of the Rights Agreement;

            WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement);

            WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 25 thereof; and

            WHEREAS, the effectiveness of this Amendment is conditioned upon approval of the terms set forth herein by the Company's Board of Directors;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement, the parties hereby agree as follows:

            Section 1. Amendment to Definitions. The definition of "Exempt Person" contained in Section 1(a) of the Rights Agreement is amended in its entirety to read as follows:

      "Exempt Person" means (i) the Corporation, (ii) any Subsidiary of the Corporation, (iii) any employee benefit plan or employee stock plan of the Corporation or any Subsidiary of the Corporation, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan, (iv) any existing shareholder of the Corporation as of the day immediately preceding the Record Date and any person treated as a Beneficial Owner of securities of the Corporation as a result of the ownership by such shareholder of shares or the right to acquire shares of the Corporation, and (v) Ziff Investors Partnership, L.P. II. ("ZIP II") and any person treated as a Beneficial Owner of securities of the Corporation as a result of the ownership by ZIP II of shares or the right to acquire shares of the Corporation.

            Section 3. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. This Amendment will be binding upon and inure to the sole and exclusive benefit of the Company, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Shares).

            Section 4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

            Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made to be performed entirely within such State.

            Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the day and year first above written.



                              COSI, INC.



                              BY: /s/  KENNETH S. BETUKER
                                 -------------------------
                                  KENNETH S. BETUKER
                                  CHIEF FINANCIAL OFFICER


                              AMERICAN STOCK TRANSFER AND TRUST COMPANY



                              By:   /s/  HERBERT J. LEMMER
                                  ------------------------------------------
                                  Name:   HERBERT J. LEMMER
                                  Title: